Exhibit 99.1

2019 | Q2 Financials

To Our Stakeholders

Our second quarter 2019 performance reflects a faster than anticipated shift towards our subscription model transition which accelerated in the period to record levels. Demand in the quarter was strong and total product bookings were consistent with our guidance. The difference between reported revenue and our revenue guidance range was entirely attributable to the higher than anticipated mix of subscription bookings. Longer-term, this is a great development for our business and a strong endorsement of our multi-year transition strategy. This is highlighted by:

•   Marked acceleration in subscription bookings, which accounted for a record 62% of total product bookings, up from 42% in the year-ago period and approximately 10 percentage points higher than our mix guidance of 50% to 55%

•   Compared to the year-ago period, the higher subscription mix created a 600 to 700 basis point headwind to reported revenue

•   Future Committed Revenue (Deferred and Unbilled Revenue) increased 15%, or approximately $290M year-over-year reflecting this rapid transition to subscription

•   Subscription ARR[1] was $614 million, up 33% year-over-year, while SaaS ARR was $418 million, up 48% year-over-year

•   Subscription and SaaS revenue increased 41% compared to the year-ago period

1Annualized Recurring Revenue, or ARR, is an operating metric that represents the contracted recurring value of all termed subscriptions normalized to a one-year period. It is calculated at the end of a reporting period by taking each contract’s recurring total contract value and dividing by the length of the contract. ARR includes only active contractually committed, fixed subscription fees. All contracts are annualized, including 30 day offerings where we take monthly recurring revenue multiplied by 12 to annualize. ARR should be viewed independently of U.S. GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue.

2019	Q2 Financials	1

Subscription bookings strength occurred across both our Workspace and our Networking businesses. Both Workspace and Networking achieved the highest level of subscription bookings mix in Citrix’s history. This acceleration, driven by our customers’ belief in our vision and our ability to execute, came in well above our expectations entering the quarter. Our second quarter results reflect strong and improving execution of our strategy of transitioning more of our business to subscription. This quarter demonstrated significant progress in building the foundation for stronger, more sustainable growth in the future.

This higher level of subscription bookings is expected to impact our full year reported financial results, as it did in the second quarter. Subscription bookings mix has outperformed our expectations and will result in more sustainable, recurring revenue growth as less revenue comes from one-time product and licensing streams and more revenue comes from predictable, recurring streams that will be recognized in future periods.

This dynamic is best captured in our subscription and SaaS ARR – or, Annualized Recurring Revenue. As we continue through this business model transition, we believe ARR is the best indicator of the overall health and trajectory of our business, representing the pace of our transition and a forward-looking indicator of top line trends.

Drivers of Subscription Growth

There are some overarching trends that serve as competitive differentiators for Citrix that we believe are the primary drivers of the acceleration we are seeing in our subscription model transition.

Hybrid Multi-Cloud: The flexibility that we provide customers, both in our Workspace and in our Networking businesses, enable customers to migrate to the cloud and between clouds at their own rate and pace, while preserving the value of the infrastructure investments they have made in the past. This capability resonates with existing and new customers as it addresses both their strategic priorities and long-term planning, as well as, their capital and expense constraints.

Citrix Cloud: We are still in the early stages of transitioning our installed base. One of the key drivers of the SaaS revenue growth we are experiencing has been new Citrix Cloud customers. We are seeing consistently strong growth in Citrix Cloud paid subscriber count, which increased by 100% in the second quarter of 2019 relative to the second quarter of 2018.

2019	Q2 Financials	2

Customer Highlight: Net New Wall-to-Wall Customer

Founded in 1919, KEMET Electronics Corporation is a leading global supplier of electronic components. As part of its digital transformation and cloud-first strategy, KEMET required the flexibility to simply and securely provide the myriad of applications different business units and different executives required. At the same time, KEMET wanted to ensure that new employees and acquired entities could quickly and fully integrate. As a result, KEMET is now a brand new Citrix customer. In addition to Citrix Virtualization and the broader Workspace solution, KEMET is also optimizing performance with Citrix Networking running on Citrix Cloud.

Note: Citrix Cloud Paid Subscribers defined as count of users (or devices in cases of named device licensing) on a paid Citrix Cloud platform subscription as of the end of the reporting period, excluding Networking services, Citrix Service Providers, cloud services not delivered on the Citrix Cloud platform, and certain hybrid customers.

Vision: Our vision is resonating with customers regardless of where they are on their cloud journey. Our subscription model provides customers with what is essentially a “call option” on current capabilities as well as product features and functionalities that are on our product roadmap and will be delivered to customers in the future. We articulated this vision to thousands of customers and partners in May at Synergy, our annual user conference, and the feedback was very enthusiastic.

As a result, our business is benefitting from the combination of both landing net new customers to Citrix, as illustrated in the KEMET example, as well as the success we are seeing in expanding long-standing relationships, as illustrated in the Rooms To Go example. These speak to our product differentiation and the value proposition that is resonating with established and new customers alike. This motion of landing and expanding customer relationships supports our longer-term objective of accelerating the trajectory of sustainable growth.

Focus on Product

Our leadership position in desktop and application virtualization continues to be a source of revenue growth for Citrix. At the same time, our broader Workspace solution benefits from the growing number of enterprises deploying a myriad of SaaS applications across various cloud platforms. As we articulated at Synergy, we believe the new intelligent experience in Citrix Workspace, which we expect to be generally available by the end of this year, will allow Citrix to move beyond the 25% to 30% seat penetration of our installed base that we have today. This will enable us to expand our footprint

2019	Q2 Financials	3

Customer Highlight: From

 Single Product to Full Suite

American furniture retailer Rooms To Go has been a Citrix customer for well over a decade – using one product, Virtual Apps, for its back-office. As Rooms To Go sought to future proof its architecture to ensure it is “cloud ready,” it upgraded its relationship with Citrix to benefit from the full suite of Citrix solutions, including virtualization – with seat penetration expanding from just its back-office to nearly every employee.

 Upcoming Events

  Financial Analyst Meeting:

  September 9, 2019 in New York   City, NY

within existing customers as it meets the needs of employees across organizations and improves our ability to attract net new customers. Citrix Workspace is moving from organizing work to automating work with new features and functionalities, including out-of-the-box microapps, universal search, machine-learning, simplified workflows, and virtual assistance to guide and optimize work. Additionally, the Citrix Workspace Microapp Builder will allow customers and partners to build their own microapps based on common workflows with a no-code, drag and drop tool. Citrix Analytics now integrates with partners including Microsoft Security Graph, Splunk, and Ping Identity, expanding our security capabilities and providing valuable end-to-end analytics. We also unveiled Citrix Analytics for Performance, the world’s first analytics solutions with quantified user experience scores. Importantly, Citrix is providing choice of ecosystems, with recent announcements including expanded relationships with Google, Microsoft, and flexible identity support in Citrix Workspace with multi-factor authentication, and even Citrix Virtual Apps and Desktops on VMware Cloud.

Strengthening the Leadership Team

I am pleased to announce that Mark Schmitz has been named EVP and COO, reporting directly to me. Mark currently serves as SVP, Business Operations. In his new role, Mark’s organization will unify operations across the Company to support our subscription model evolution, focus on migrating our installed base, and streamline systems infrastructure.

Security Update

Last week, we announced the completion of our investigation into the security incident we announced on March 8, 2019. We found no compromise or exfiltration beyond what we have previously disclosed.

David Henshall

President & CEO

2019	Q2 Financials	4

Financial Overview

Bookings

•  Second quarter bookings reflect a pronounced shift towards the subscription model transition which accelerated meaningfully, impacting recognized revenue in the period

•  Subscription bookings as a percentage of total product bookings were 62% in the quarter, up from 42% in the second quarter of 2018 and a full 10 percentage points higher than the mid-point of our prior guidance range

•  Workspace subscription bookings as a percentage of Workspace product bookings were 71% in the quarter, up from 58% in the second quarter of 2018

•  Networking subscription bookings as a percentage of Networking product bookings were 35% in the quarter, up from 11% in the second quarter of 2018

•  Future committed revenue (deferred and unbilled revenue) grew 15% year-over-year to $2.23 billion in the second quarter

•  Total average contract duration of deals booked in the quarter was 1.6 years, up sequentially and year-over-year due to the richer mix of subscription bookings which carry longer duration

Our transition to a subscription model focuses on growing higher value recurring revenue streams that result in more of the business booked in the current period being recognized in future periods. Over the course of time, we expect that average contract duration will increase, as it did in the second quarter, as more of our customers transition to a subscription model, which today typically has a 3 year duration and is a reflection of deepening and extending relationships with our customers.

Subscription Bookings	2Q18	3Q18	4Q18	1Q19	2Q19

Subscription as % of Total Product	42%	42%	51%	50%	62%

Subscription as % of Workspace Product	58%	57%	62%	62%	71%

Subscription as % of Networking Product	11%	15%	18%	25%	35%

Future Committed Revenue (in millions)	2Q18	3Q18	4Q18	1Q19	2Q19

Deferred Revenue	$1,724	$1,680	$1,835	$1,757	$1,745

Unbilled Revenue	217	243	338	380	484

Total Deferred and Unbilled Revenue	$1,941	$1,923	$2,173	$2,137	$2,229

Y/Y Growth	n/a	n/a	n/a	21%	15%

Total Average Contract Duration (years)	1.3	1.4	1.3	1.4	1.6

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

2019	Q2 Financials	5

Annualized Recurring Revenue

•  Subscription ARR in the second quarter of 2019 was $614 million, up 33% year-over-year

•  SaaS ARR in the second quarter of 2019 was $418 million, up 48% year-over-year

As we progress through our subscription model transition, we believe ARR is the most indicative key performance indicator of the health and trajectory of our business, representing the pace of our transition and serves as a forward-looking indicator of top line trends.

Annualized Recurring Revenue (in millions)

	2Q18	3Q18	4Q18	1Q19	2Q19

Subscription ARR	$462	$481	$528	$557	$614

SaaS ARR	$282	$305	$350	$375	$418

Revenue

•  Total revenue of $749 million in the second quarter grew 1% year-over-year as strong subscription revenue growth of 41% offset the decline of 27% in perpetual product and license revenue as the majority of new bookings were generated by subscriptions

•  Total revenue excluding SSP, or Strategic Service Provider, customers was $725 million and increased 3% year-over-year, including the impact of the subscription bookings mix shift

•  SaaS revenue grew 41% year-over-year to $91 million and accounted for 59% of subscription revenue and 12% of total revenue in the second quarter

•  The subscription model transition created a 600 to 700 basis point headwind to reported revenue growth in the second quarter, relative to the year-ago period

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

2019	Q2 Financials	6

Revenue Summary (in millions)

	2Q18	3Q18	4Q18	1Q19	2Q19

Subscription	$111	$112	$130	$142	$156
SaaS	65	71	78	85	91
Other Subscription	46	41	52	56	65

Product & License	192	171	211	135	141
Support & Services	440	450	461	443	452
Total Revenue*	$742	$733	$802	$719	$749

Y/Y Growth
				1Q19	2Q19

Subscription				37%	41%
SaaS				43%	41%
Other Subscription				30%	41%

Product & License				-16%	-27%
Support & Services				2%	3%
Total Revenue*				3%	1%

% of Total Revenue
	2Q18	3Q18	4Q18	1Q19	2Q19

Subscription	15%	15%	16%	20%	21%
SaaS % of Subscription	59%	63%	60%	60%	59%
SaaS % of Total	9%	10%	10%	12%	12%

Product & License	26%	23%	26%	18%	19%
Support & Services	59%	62%	58%	62%	60%

*Amounts may not add due to rounding.

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

2019	Q2 Financials	7

Revenue by Product Group

Workspace

•	Workspace revenue of $535 million increased 7% year-over-year driven by Workspace subscription revenue which increased 40% year-over-year

•	Workspace subscription revenue accounted for 24% of Workspace revenue, up from 19% a year ago

•	Workspace revenue accounted for 71% of total revenue in the quarter

Networking

•	Networking revenue of $178 million decreased 14% year-over-year due to continued weakness in SSP customers

•	Networking software revenue accounted for 27% of total Networking revenue

•	Networking subscription revenue increased 46% year-over-year

•	Networking revenue accounted for 24% of total revenue in the quarter

We expect the mix shift within Networking away from hardware towards software-based solutions will create pressure on reported Networking revenue over time.

Revenue by Product Group (in millions)

	2Q18	3Q18	4Q18	1Q19	2Q19

Workspace	$501	$509	$557	$515	$535

Networking	207	195	206	171	178
Professional Services	34	28	39	33	35
Total Revenue*	$742	$733	$802	$719	$749
Y/Y Growth
				1Q19	2Q19

Workspace				13%	7%

Networking				-18%	-14%
Professional Services				6%	5%
Total Revenue*				3%	1%
% of Total Revenue
	2Q18	3Q18	4Q18	1Q19	2Q19

Workspace	68%	69%	69%	72%	71%

Networking	28%	27%	26%	24%	24%
Professional Services	4%	4%	5%	4%	5%

*Amounts may not add due to rounding.

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

2019	Q2 Financials	8

Revenue by Customer Type

•	Revenue from SSP customers was $24 million, down 39% year-over-year, and represented 3% of total revenue in the quarter

•	Revenue from all other customers was $725 million in the quarter, up 3% year-over-year, including the impact of the subscription bookings mix shift

We expect that the year-over-year revenue comparison for the SSP business will be much less pronounced in the 2H19 as compared to 1H19 because there was only $52 million of SSP revenue in 2H18 compared to approximately $102 million of SSP revenue in 1H18.

Revenue by Customer Type (in millions)

	2Q18	3Q18	4Q18	1Q19	2Q19

SSP	$39	$35	$17	$22	$24
Non-SSP	703	698	785	697	725

Total Revenue*	$742	$733	$802	$719	$749
Y/Y Growth
				1Q19	2Q19

SSP				-65%	-39%
Non-SSP				10%	3%

Total Revenue*				3%	1%
% of Total Revenue
	2Q18	3Q18	4Q18	1Q19	2Q19

SSP	5%	5%	2%	3%	3%

Non-SSP	95%	95%	98%	97%	97%

Revenue by Geography

•	Revenue in the Americas was $432 million and flat year-over-year due to the negative impact of the uneven order trends at SSP customers within our Networking business
•	Revenue in EMEA increased 3% year-over-year, while APJ decreased 3% year-over-year, and represented 32% and 10% of revenue, respectively

Revenue by Geography (in millions)

	2Q18	3Q18	4Q18	1Q19	2Q19

Americas	$430	$433	$440	$401	$432

EMEA	234	228	279	237	240
APJ	78	72	82	81	76

Total Revenue*	$742	$733	$802	$719	$749

*Amounts may not add due to rounding.

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

2019	Q2 Financials	9

Y/Y Growth

				1Q19	2Q19

Americas				-3%	0%

EMEA				10%	3%
APJ				18%	-3%

Total Revenue*				3%	1%
% of Total Revenue
	2Q18	3Q18	4Q18	1Q19	2Q19

Americas	58%	59%	55%	56%	58%

EMEA	32%	31%	35%	33%	32%
APJ	10%	10%	10%	11%	10%

Operating Margin2

•	GAAP operating margin in the quarter was 16%

•	Non-GAAP operating margin in the quarter was 27%

Operating margin in the second quarter was impacted by the accelerated subscription model shift, where less revenue is recognized up-front and more is recognized ratably over time.

Earnings2

•	GAAP net income in the quarter was $93 million, or $0.70 per diluted share

•	Non-GAAP net income in the quarter was $162 million, or $1.21 per diluted share

Cash Flow from Operations

•	Cash flow from Operations was approximately $162 million

As a result of our subscription model transition, more cash will be collected in future periods as subscription agreements are typically billed annually, as opposed to our perpetual business, which is typically billed up-front.

Balance Sheet and Capital Allocation

•	Ended the second quarter with $594 million in cash and investments

•	Repurchased 1.7 million shares in the quarter

•	$518 million of share repurchase authorization remains

•	Paid dividend to shareholders of $0.35 per share totaling $46 million

•	Board of Directors declared a quarterly dividend of $0.35 per share to be paid on September 20, 2019 to shareholders of record on September 6, 2019

•	Repaid remaining $1.16 billion in convertible notes in the second quarter

*Amounts may not add due to rounding.

Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings.

2A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this letter. An explanation of these measures is also included below under the heading “Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures.”

2019	Q2 Financials	10

Guidance

Full year 2019

We are adjusting our full year 2019 guidance, which includes:

Full Year 2019 Guidance[2]

Revenue	$2.97 billion to $3.01 billion

GAAP Operating Margin	17.6% to 18.6%

Non-GAAP Operating Margin	29.0% to 30.0%

GAAP Diluted EPS	$3.31 to $3.62
Non-GAAP Diluted EPS	$5.35 to $5.60

Guidance reflects our expectation that subscription bookings as a percentage of product bookings will increase from just over 40% last year to approximately 60% to 65% in 2019, significantly above our original guidance range of 50% to 55% subscription bookings mix. This 2019 guidance also contemplates the Networking mix shift from hardware to software.

The magnitude of the impact to recognized revenue is dependent on the mix of product bookings. If our actual subscription bookings as a percentage of product bookings exceeds expectations, the headwind to our 2019 revenue could be higher. The change in our fiscal year guidance is entirely attributable to the acceleration of the subscription bookings mix. We are pleased with the momentum in the business and believe this accelerating subscription transition is a strong endorsement of our multi-year transition strategy.

Third quarter 2019

We currently anticipate:

Third Quarter 2019 Guidance[2]

Revenue	$700 million to $720 million

GAAP Diluted EPS	$0.63 to $0.76
Non-GAAP Diluted EPS	$1.15 to $1.30

Third quarter guidance reflects our expectation that subscription bookings as a percentage of product bookings will be in the range of 60% to 65%. The accelerated mix shift towards subscription impacts Revenue and EPS in the near-term. As noted above, the change in our fiscal year guidance is entirely attributable to the acceleration in the subscription bookings mix.

The above statements are based on current targets. These statements are forward-looking, and actual results may differ materially.

2A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this letter. An explanation of these measures is also included below under the heading “Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures.”

2019	Q2 Financials	11

CITRIX SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data - unaudited)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018

Revenues

Subscription	$155,833	$110,796	$297,439	$213,954

Product and license	140,654	192,058	275,676	352,755

Support and services	452,210	439,511	894,725	872,848

Total net revenues	748,697	742,365	1,467,840	1,439,557

Cost of net revenues

Cost of subscription, support and services	78,817	67,523	150,245	130,908

Cost of product and license revenues	21,878	29,707	47,622	63,579

Amortization of product related intangible assets	9,784	11,519	20,085	22,548

Total cost of net revenues	110,479	108,749	217,952	217,035

Gross margin	638,218	633,616	1,249,888	1,222,522

Operating expenses

Research and development	134,029	112,943	264,292	211,493

Sales, marketing and services	298,429	286,730	573,084	537,943

General and administrative	81,162	77,340	158,709	141,067

Amortization of other intangible assets	3,205	4,019	6,734	7,685

Restructuring	4,311	7,437	7,143	13,624

Total operating expenses	521,136	488,469	1,009,962	911,812

Income from operations	117,082	145,147	239,926	310,710

Interest income	3,870	9,402	13,544	18,133

Interest expense	(10,289)	(20,542)	(28,322)	(40,878)

Other (expense) income, net	(3,420)	(2,537)	279	(5,549)

Income before income taxes	107,243	131,470	225,427	282,416

Income tax expense	13,748	24,637	21,584	31,324

Net income	$93,495	$106,833	$203,843	$251,092

Earnings per share:

Basic	$0.71	$0.79	$1.55	$1.82

Diluted	$0.70	$0.73	$1.48	$1.72

Weighted average shares outstanding:

Basic	131,309	135,993	131,396	137,614

Diluted	134,277	145,447	137,635	145,709

Note: This document should be read in conjunction with the Company’s SEC Filings.

2019	Q2 Financials	12

CITRIX SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands - unaudited)

	June 30, 2019	December 31, 2018

Assets
Cash and cash equivalents	$504,720	$618,766
Short-term investments, available-for-sale	58,425	583,615
Accounts receivable, net	530,102	688,420
Inventories, net	22,888	21,905
Prepaid expenses and other current assets	155,579	174,195
Total current assets	1,271,714	2,086,901
Long-term investments, available-for-sale	30,484	574,319
Property and equipment, net	245,395	243,396
Operating lease right-of-use assets	191,010	-
Goodwill	1,800,275	1,802,670
Other intangible assets, net	145,048	167,187
Deferred tax assets, net	116,929	136,998
Other assets	134,341	124,578
Total assets	$3,935,196	$5,136,049

Liabilities, Temporary Equity, and Stockholders’ Equity
Accounts payable	$96,768	$75,551
Accrued expenses and other current liabilities	284,385	290,492
Income taxes payable	11,463	44,409
Current portion of convertible notes	-	1,155,445
Current portion of deferred revenues	1,288,910	1,345,243
Total current liabilities	1,681,526	2,911,140

Long-term portion of deferred revenues	455,804	489,329
Long-term debt	742,482	741,825
Long-term income tax payable	259,391	285,627
Operating lease liabilities	200,084	-
Other liabilities	87,887	148,499
Temporary equity from convertible notes	-	8,110
Stockholders’ equity:
Common stock	317	310
Additional paid-in capital	6,078,960	5,404,500
Retained earnings	4,277,586	4,169,019
Accumulated other comprehensive loss	(4,610)	(8,154)
Less-common stock in treasury, at cost	(9,844,231)	(9,014,156)
Total stockholders’ equity	508,022	551,519
Total liabilities, temporary equity and stockholders’ equity	$3,935,196	$5,136,049

Note: This document should be read in conjunction with the Company’s SEC Filings.

2019	Q2 Financials	13

CITRIX SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands - unaudited)

Six Months Ended June 30, 2019

Operating Activities
Net income	$203,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	118,689
Stock-based compensation expense	133,554
Deferred income tax expense	18,870
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	1,326
Other non-cash items	3,921
Total adjustments to reconcile net income to net cash provided by operating activities	276,360
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	155,170
Inventories	(2,594)
Prepaid expenses and other current assets	22,733
Other assets	(31,126)
Income taxes, net	(67,283)
Accounts payable	21,256
Accrued expenses and other current liabilities	(62,812)
Deferred revenues	(89,858)
Other liabilities	4,224
Total changes in operating assets and liabilities, net of the effects of acquisitions	(50,290)
Net cash provided by operating activities	429,913

Investing Activities
Purchases of available-for-sale investments	(19,984)
Proceeds from sales of available-for-sale investments	938,031
Proceeds from maturities of available-for-sale investments	153,708
Purchases of property and equipment	(38,061)
Cash paid for licensing agreements, patents and technology	(2,158)
Other	1,165
Net cash provided by investing activities	1,032,701

Note: This document should be read in conjunction with the Company’s SEC Filings.

2019	Q2 Financials	14

CITRIX SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands - unaudited)

Six Months Ended June 30, 2019

Financing Activities
Repayment on convertible notes	(1,164,497)
Stock repurchases, net	(250,000)

Cash paid for tax withholding on vested stock awards	(70,552)

Cash paid for dividends	(91,851)

Net cash used in financing activities	(1,576,900)

Effect of exchange rate changes on cash and cash equivalents	240

Change in cash and cash equivalents	(114,046)

Cash and cash equivalents at beginning of period	618,766

Cash and cash equivalents at end of period	$504,720

CITRIX SYSTEMS, INC.

STOCK-BASED COMPENSATION EXPENSE BY INCOME STATEMENT CLASSIFICATION

(In thousands - unaudited)

	2Q18	3Q18	4Q18	1Q19	2Q19

Cost of subscription, support and services	$2,241	$2,106	$2,152	$2,202	$2,956

Research and development	$17,715	$17,009	$20,637	$27,837	$25,419

Sales, marketing and services	$19,618	$18,910	$20,311	$19,926	$24,424

General and administrative	$16,270	$14,714	$16,213	$15,269	$15,521

Note: This document should be read in conjunction with the Company’s SEC Filings.

2019	Q2 Financials	15

Safe Harbor

For Citrix Investors

This letter contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this letter do not constitute guarantees of future performance. Investors are cautioned that statements in this letter, which are not strictly historical statements, including, without limitation, statements by Citrix’s CEO and president, statements contained in the Guidance sections and under the Non-GAAP Financial Measures Reconciliation section, and statements regarding ARR, product introductions and management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, risks associated with our ability to advance our subscription business model transition, including our ability to deepen our subscription customer relationships; our ability to grow the percentage of subscription bookings and paid subscribers; our ability to forecast our future financial performance during our business model transition; our ability to continue to grow the company’s Workspace business and continued demand for Citrix Workspace; the impact of the global economic and political environment on our business, volatility in global stock markets, foreign exchange rate volatility and uncertainty in IT spending; the risks associated with maintaining the security of our products, services, and networks, including securing customer data, and the risks associated with our recent cyber security incident; changes in Citrix’s pricing and licensing models, promotional programs and product mix, all of which may impact Citrix’s revenue recognition; our ability to expand our customer base and attract more users within our customer base; the introduction of new products by competitors or the entry of new competitors into the markets for Citrix’s products and services; the concentration of customers in Citrix’s networking business; the company’s ability to innovate and develop new products and services while growing its established virtualization and networking products and services; changes in our revenue mix towards products and services with lower gross margins; seasonal fluctuations in the company’s business; failure to execute Citrix’s sales and marketing plans; failure to successfully partner with key distributors, resellers, system integrators, service providers and strategic partners, such as Microsoft; transitions in key personnel and succession risk; the company’s ability to maintain and expand its business in large enterprise accounts and reliance on large service provider customers; the size, timing and recognition of revenue from significant orders; the success of investments in its product groups, foreign operations and vertical and geographic markets; the ability of Citrix to make suitable acquisitions on favorable terms in the future; risks associated with Citrix’s acquisitions and divestitures, including failure to further develop and successfully market the technology and products of acquired companies, failure to achieve or maintain anticipated revenues and operating performance contributions from acquisitions, which could dilute earnings; the recruitment and retention of qualified employees; risks in effectively controlling operating expenses, and our ability to improve our operating margin; ability to effectively manage our capital structure and the impact of related changes on our operating results and financial condition; the effect of new accounting pronouncements on revenue and expense recognition; failure to comply with federal, state and international regulations; litigation and disputes, including challenges to our intellectual property rights or allegations of infringement of the intellectual property rights of others; the ability to maintain and protect our collection of brands; charges in the event of a write-off or impairment of acquired assets, underperforming businesses, investments or licenses; international market readiness, execution and other risks associated with the markets for Citrix’s products and services; risks related to servicing our debt; risks of political uncertainty and social turmoil; and other risks detailed in Citrix’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this letter or with respect to the announcements described herein.

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Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures (Unaudited)

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this letter and related conference call or webcast to the most directly comparable GAAP financial measure. These measures differ from GAAP in that they exclude amortization primarily related to acquired intangible assets and debt discount, stock-based compensation expenses and charges associated with the Company’s restructuring programs, and the related tax effect of those items. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The Company also reflects the effect of anti-dilutive convertible note hedges in the number of shares used in non-GAAP diluted earnings per share. The Company’s basis for these adjustments is described below.

Management uses these non-GAAP measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives. The Company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods not influenced by certain non-cash items or cash charges that are the result of discrete activities that are not used by management when evaluating the Company’s historical and prospective financial performance. In addition, the Company has historically provided this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the Company’s operating margins, operating expenses and net income and comparing the Company’s financial performance to that of its peer companies and competitors.

Management typically excludes the amounts described above when evaluating the Company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the Company’s operating performance due to the following factors:

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The Company does not acquire businesses on a predictable cycle. The Company, therefore, believes that the presentation of non-GAAP measures that adjust for the impact of amortization of intangible assets and stock-based compensation expenses and the related tax effects that are primarily related to acquisitions, provide investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, are useful to investors and financial analysts in helping them to better understand the Company’s operating results and underlying operational trends.

•

Amortization of intangible assets and the related tax effects are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•

Although stock-based compensation is an important aspect of the compensation of the Company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.

•

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be accounted for as separate liability (debt) and equity (conversion option) components in a manner that reflects the issuer’s non-convertible debt borrowing rate. The difference between the imputed interest expense and the coupon interest expense, net of the interest amount capitalized, is excluded from management’s assessment of the company’s operating performance because management believes that the exclusion of these charges will better help investors and financial analysts understand the Company’s operating results and underlying operational trends.

•

The Company has engaged in various restructuring activities over the past several years that have resulted in costs associated with reductions in headcount, consolidation of leased facilities and related costs. Each restructuring activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. While the Company’s operations previously benefited from the employees and facilities covered by the various restructuring charges, these employees and facilities have benefited different parts of the Company’s business in different ways, and the amount of these charges has varied significantly from period to period. The Company, therefore, believes that the exclusion

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of these charges will better help investors and financial analysts understand the Company’s operating results and underlying operational trends as compared to prior periods.

•

The Company had convertible note hedges in place to offset potential dilution from the embedded conversion feature in its convertible notes. For GAAP diluted earnings per share purposes, the Company cannot reflect the anti-dilutive impact of the convertible note hedges. The Company believes that reflecting the anti-dilutive impact of the convertible note hedges in non-GAAP diluted earnings per share provides investors with useful information in evaluating the financial performance of the Company on a per share basis.

These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may differ from the non-GAAP information used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as net income and earnings per share) and should not be considered measures of the Company’s liquidity.

GAAP to Non-GAAP Reconciliation

(In thousands, except per share data and operating margin data - unaudited)

	Three Months Ended June 30, 2019
GAAP operating margin	15.6%
Add: stock-based compensation	9.1
Add: amortization of product related intangible assets	1.1
Add: amortization of other intangible assets	0.4
Add: restructuring charges	0.6
Non-GAAP operating margin	26.8%

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
GAAP net income	$93,495	$106,833
Add: stock-based compensation	68,320	55,844
Add: amortization of product related intangible assets	7,977	11,519
Add: amortization of other intangible assets	3,205	4,019
Add: amortization of debt discount	1,204	8,771
Add: restructuring charges	4,311	7,437
Less: tax effects related to above items	(16,765)	(16,152)
Non-GAAP net income	$161,747	$178,271

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Number of shares used in diluted earnings per share calculations:
GAAP weighted average shares outstanding	134,277	145,447
Less: effect of convertible note hedges	(782)	(6,023)
Non-GAAP weighted average shares outstanding	133,495	139,424

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	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
GAAP earnings per share – diluted	$0.70	$0.73
Add: stock-based compensation	0.51	0.39
Add: amortization of product related intangible assets	0.06	0.08
Add: amortization of other intangible assets	0.02	0.03
Add: amortization of debt discount	0.01	0.06
Add: restructuring charges	0.03	0.05
Less: tax effects related to above items	(0.13)	(0.11)
Add: effect of convertible note hedges	0.01	0.05
Non-GAAP earnings per share - diluted	$1.21	$1.28

Forward Looking Guidance

	For The Three Months Ended September 30, 2019	For The Twelve Months Ended December 31, 2019
GAAP earnings per share - diluted	$0.63 - $0.76	$3.31 - $3.62
Add: adjustments to exclude the effects of amortization of intangible assets	0.08	0.33
Add: adjustments to exclude the effects of expenses related to stock-based compensation	0.53	2.06
Add: adjustments to exclude the effects of amortization of debt discount	-	0.06
Add: adjustments to exclude the effects of restructuring	0.04	0.13
Less: tax effects related to above items	(0.13 – 0.11)	(0.60 – 0.66)
Add: effect of convertible note hedges	-	0.06
Non-GAAP earnings per share - diluted	$1.15 - $1.30	$5.35 - $5.60

For The Twelve Months Ended December 31, 2019
GAAP operating margin	17.6% - 18.6%
Add: adjustment to exclude stock-based compensation	9.3
Add: adjustment to exclude amortization of intangible assets	1.5
Add: adjustment to exclude restructuring charges	0.6
Non-GAAP operating margin	29.0% - 30.0%

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